Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders
America West Holdings Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-110031 and No. 333-88588) of America West Holdings Corporation and America West Airlines, Inc., the Registration Statement on Form S-3 (No. 333-02129) of America West Airlines, Inc. and the Registration Statements on Form S-8 (No. 333-94361, No. 333-40486 and No. 333-89288) of America West Holdings Corporation of our report dated January 21, 2004, relating to the consolidated balance sheet of America West Holdings Corporation and subsidiaries as of December 31, 2003 and the related consolidated statement of operations, cash flows and stockholders’ equity and comprehensive income (loss) for the year ended December 31, 2003, and the related consolidated financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of America West Holdings Corporation. We also consent to the incorporation by reference of our report dated January 21, 2004, relating to the balance sheet of America West Airlines, Inc. as of December 31, 2003 and the related statement of operations, cash flows and stockholder’s equity and comprehensive income (loss) for the year ended December 31, 2003 and the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of America West Airlines, Inc.

KPMG LLP
Phoenix, Arizona
February 25, 2004